Exhibit 99.1

Contact: Jeremy W. Smeltser (Investors)

704-752-4478

E-mail:  investor@spx.com

Tina Betlejewski (Media)

704-752-4454

E-mail:  spx@spx.com

SPX REPORTS FOURTH QUARTER 2005 RESULTS

Revenues up 7%, Segment Income up 20%

Free Cash Flow from Continuing Operations Exceeded Targets

CHARLOTTE, NC – March 1, 2006 – SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2005:

Fourth Quarter Highlights:

•                  Revenues increased 6.8% to $1.19 billion from $1.12 billion in the year-ago quarter. Organic revenue growth (revenue growth over the year-ago quarter excluding the effects of foreign currency fluctuations and acquisitions and divestitures) was 10.2%, while completed acquisitions and the impact of currency fluctuations combined to reduce reported revenues by 1.6%. Reported revenues were reduced by 1.8% due to a change in classification of certain sales program costs in our Test and Measurement segment during 2005.

•                  Segment income and margins were $153.1 million and 12.8%, compared with $127.2 million and 11.4% in the year-ago quarter.

•                  Diluted net income per share was $0.73, compared with a loss of $1.50 in the year-ago quarter. Fourth quarter results were impacted by a number of items, including:

•                  Non-cash charges for impairment of goodwill and other intangible assets of $78.2 million ($1.06 per share) in 2005 and $175.3 million ($2.24 per share) in 2004.

•                  Income from discontinued operations of $64.3 million ($0.99 per share) in 2005 and $27.6 million ($0.37 per share) in 2004.

•                  An additional fourth quarter 2005 income tax provision of $43.6 million ($0.67 per share) due to taxes on the repatriation of foreign earnings to the United States.

•                  Pro forma earnings per share on the basis of the company’s earnings guidance were $1.08, compared to the company’s guidance of $1.06 per share.

•                  Free cash flow from continuing operations during the quarter was $209.8 million, compared with $61.1 million in the year-ago quarter. The improvement was due primarily to higher segment income and improved working capital performance.

Full Year 2005 Highlights:

•                  Revenues increased 4.8% to $4.29 billion from $4.10 billion in 2004. Organic revenue growth (revenue growth over the year-ago period excluding the effects of foreign currency fluctuations and acquisitions and divestitures) was 4.3%, while completed acquisitions, the impact of currency fluctuations, and the change in classification of certain sales program costs previously noted combined to increase reported revenues by 0.5%.

•                  Segment income and margins were $443.9 million and 10.3%, compared with $411.6 million and 10.0% in 2004.

•                  Diluted net income per share was $15.33, compared with a loss of $0.23 in 2004. The 2005 and 2004 results included non-cash charges for impairment of goodwill and other intangible assets of $78.2 million ($0.96 per share) and $246.8 million ($3.06 per share), respectively, and income from discontinued operations of $1.1 billion ($15.61 per share) and $99.4 million ($1.34 per share), respectively.

•                  Pro forma earnings per share on the basis of the company’s earnings guidance were $2.62, compared to the company’s guidance of $2.60 per share.

•                  Free cash flow from continuing operations was $226.0 million, compared with a negative $33.3 million in the year-ago period. The improvement was due primarily to lower investments in working capital.

Chris Kearney, President and CEO said, “We are very pleased with our fourth quarter operating performance. Our organic revenue growth expanded to its highest level for the year at 10.2%, including double-digit organic growth in three of our four segments. This growth and our focus on continuous improvement via our operating initiatives led to segment margins of 12.8%, a 140 point increase over the year-ago quarter. In total, we met or exceeded all of our communicated financial targets - revenues, segment income, free cash flow and earnings per share.”

Mr. Kearney continued, “2005 was a successful year for SPX. We reduced our outstanding debt by over $1.7 billion, and returned over $700 million to our shareholders by way of cash dividends and the repurchase of 14.7 million shares of common stock. Our organic revenue growth continued in the 4% range, consistent with 2004, and we expect it to accelerate in 2006 to 5%. Segment margins expanded 30 points to 10.3%, and we anticipate an additional 50 points of improvement in 2006. Our free cash flow of $226.0 million exceeded our initial target by over 25%.”

Mr. Kearney concluded, “Our strong fourth quarter performance gives us momentum and confidence in meeting our 2006 financial commitments. As we look forward into 2006 and beyond, we see continued positive trends for SPX and our shareholders.”

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2005 were $241.0 million compared to $215.3 million in the fourth quarter of 2004, an increase of $25.7 million, or 11.9%. The increase was due to organic revenue growth of 15.4%, related primarily to strong demand in mining, petro-chemical, and sanitary markets. The impact of currency fluctuations decreased revenues by 3.5% from the year-ago quarter.

Segment income was $33.2 million, or 13.8% of revenues, in the fourth quarter of 2005 compared to $25.7 million, or 11.9% of revenues, in the fourth quarter of 2004. The increase in segment income and margins was due primarily to the strong level of organic growth, manufacturing efficiencies achieved from continuous improvement initiatives, and improved pricing, offset somewhat by increased raw material costs.

Test and Measurement

Revenues for the fourth quarter of 2005 were $281.3 million compared to $313.1 million in the fourth quarter of 2004, a decrease of $31.8 million, or 10.2%. The majority of this decrease was due to a change in classification of certain sales program costs, which reduced reported revenues by $19.9 million. The remainder of the decrease was due to a decline in organic revenues for the segment of 3.2% largely as a result of decreased revenues from fare collection systems. Completed acquisitions and the impact of currency fluctuations combined to decrease reported revenues by 0.6%.

Segment income was $42.7 million, or 15.2% of revenues, in the fourth quarter of 2005 compared to $41.7 million, or 13.3% of revenues, in the fourth quarter of 2004. The increase in segment income was due primarily to a shift to a more profitable mix of product sales and manufacturing efficiencies achieved from continuous improvement initiatives, offset somewhat by operating profit declines from fare collection systems. The change in classification of certain sales program costs had no impact on segment income, however, it did increase segment margins by 100 points in the quarter.

Thermal Equipment and Services

Revenues for the fourth quarter of 2005 were $355.8 million compared to $302.1 million in the fourth quarter of 2004, an increase of $53.7 million, or 17.8%. The increase was due to organic revenue growth of 20.4%, related largely to the strong demand for dry cooling products and thermal service and repair work in Asia and Europe, respectively. The impact of currency fluctuations decreased revenues by 2.6% from the year-ago quarter.

Segment income was $45.4 million, or 12.8% of revenues, in the fourth quarter of 2005 compared to $47.1 million, or 15.6% of revenues, in the fourth quarter of 2004. The decrease in segment income and margins was due primarily to lower margin service contracts in Europe and Asia, and additional selling, general and administrative costs to support the segment’s expansion in these regions.

Industrial Products and Services

Revenues for the fourth quarter of 2005 were $315.2 million compared to $286.7 million in the fourth quarter of 2004, an increase of $28.5 million, or 9.9%. The increase was due to organic revenue growth of 10.3%, related largely to increased demand for power transformers and aerospace components, somewhat offset by revenue decreases associated with declines in the domestic automotive market. The impact of currency fluctuations decreased revenues by 0.4% from the year-ago quarter.

Segment income was $31.8 million, or 10.1% of revenues, in the fourth quarter of 2005 compared to $12.7 million, or 4.4% of revenues, in the fourth quarter of 2004. The increase in segment income and margins was driven by improvements across the segment and can be attributed to strong organic growth from pricing and end market strength, and manufacturing efficiencies achieved from continuous improvement initiatives.

OTHER ITEMS

Share Repurchases:  During the fourth quarter of 2005, the company repurchased 6.9 million shares of its common stock for $316.8 million, of which $266.1 million had settled as of December 31, 2005. In 2005, the company repurchased 14.7 million shares of its common stock for $675.4 million, of which $624.7 million had settled as of December 31, 2005. In 2006, through February 24, the company has repurchased an additional 3.1 million shares for $145.3 million, and expects to repurchase a minimum of 0.7 million additional shares during 2006.

Discontinued Operations:  During the third quarter of 2005, the company committed to a plan to divest two non-strategic businesses, one each in the Industrial Products and Services and Flow Technology segments. Primarily as a result of these divestitures, the company recorded a gain on the sale of discontinued operations of $56.6 million, net of tax, during the fourth quarter of 2005.

During 2005, the company recorded proceeds from asset and business sales of $2.8 billion and recorded gains on the sales, net of taxes and transaction fees, of $1.1 billion, or $15.47 per share.

Impairment of Goodwill and Other Intangible Assets:  The company performs annual impairment testing of all reporting units in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  In connection with the preparation of 2005 year-end consolidated financial statements and this annual impairment testing, the company determined that the fair values of its Air Filtration and Dock Products reporting units were less than the respective carrying values of their net assets.

Accordingly, the company recorded non-cash impairment charges in the fourth quarter of 2005 of $78.2 million.

Income Tax Provision:  The fourth quarter 2005 effective income tax rate for continuing operations was 150% of pre-tax income. This rate is expected to normalize to approximately 40% in 2006. The rate in the fourth quarter 2005 increased primarily as a result of taxes on the repatriation of foreign earnings to the United States and a limited tax benefit from the non-cash impairment charges mentioned above.

Minimum Pension Liability Adjustment:  Primarily as a result of lower discount rates and returns on plan assets, the company was required to record a minimum pension liability adjustment of $225.7 million, net of tax. This amount was recorded primarily as a reduction in other assets and accumulated other comprehensive income (loss) in the attached Consolidated Balance Sheets. However, the company was not required to make any cash contributions to its primary domestic pension plans in 2005, and expects no significant contributions in 2006.

Dividend:   On February 22, 2006, the Board of Directors announced a quarterly dividend of $0.25 per common share payable on April 1, 2006, to shareholders of record on March 15, 2006. The fourth quarter 2005 dividend of $0.25 per common share was paid on January 3, 2006.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission by March 16, 2006. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services. For more information visit the company’s website at www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended September 30, 2005 and the company’s annual report on Form 10-K for the year ended December 31, 2004. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

($ in millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$1,193.3	$1,117.2	$4,292.2	$4,095.9

Costs and expenses:
Cost of products sold	866.9	816.8	3,160.1	3,009.9
Selling, general and administrative	205.9	217.9	818.8	791.2
Intangible amortization	3.9	5.6	15.7	16.2
Impairment of goodwill and other intangible assets	78.2	175.3	78.2	246.8
Special charges, net	4.4	26.1	9.2	44.1
Operating income (loss)	34.0	(124.5)	210.2	(12.3)

Other expense, net	(1.3)	(4.1)	(17.5)	(9.0)
Interest expense	(11.5)	(42.4)	(68.9)	(156.3)
Interest income	4.9	1.4	17.1	4.9
Loss on early extinguishment of debt	(3.2)	(1.2)	(113.6)	(2.6)
Income (loss) from continuing operations before income taxes	22.9	(170.8)	27.3	(175.3)
Income tax (provision) benefit	(50.4)	25.3	(70.4)	32.8
Equity earnings in joint ventures	10.6	7.1	23.5	26.0
Loss from continuing operations	(16.9)	(138.4)	(19.6)	(116.5)

Income from discontinued operations, net of tax	7.7	37.8	9.9	123.0
Gain (loss) on disposition of discontinued operations, net of tax	56.6	(10.2)	1,099.7	(23.6)
Income from discontinued operations	64.3	27.6	1,109.6	99.4

Net income (loss)	$47.4	$(110.8)	$1,090.0	$(17.1)

Basic income (loss) per share of common stock
Loss from continuing operations	$(0.26)	$(1.87)	$(0.28)	$(1.57)
Income from discontinued operations	0.99	0.37	15.61	1.34
Net income (loss) per share	$0.73	$(1.50)	$15.33	$(0.23)

Weighted average number of common shares outstanding - basic	64.623	73.979	71.084	74.271

Loss from continuing operations for diluted income per share	$(16.9)	$(138.4)	$(19.6)	$(116.5)

Net income (loss) for diluted income per share	$47.4	$(110.8)	$1,090.0	$(17.1)

Diluted income (loss) per share of common stock (1)
Loss from continuing operations	$(0.26)	$(1.87)	$(0.28)	$(1.57)
Income from discontinued operations	0.99	0.37	15.61	1.34
Net income (loss) per share	$0.73	$(1.50)	$15.33	$(0.23)

Weighted average number of common shares outstanding - dilutive	64.623	73.979	71.084	74.271

(1) Diluted loss per share for the quarter and year ended December 31, 2005 and 2004 is anti-dilutive and therefore has been adjusted to reflect basic loss per share.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in millions)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and equivalents	$576.3	$579.3
Accounts receivable, net	961.8	932.8
Inventories, net	463.4	496.9
Other current assets	78.3	111.0
Deferred income taxes	46.4	141.7
Assets of discontinued operations	102.1	1,844.3
Total current assets	2,228.3	4,106.0
Property, plant and equipment	955.9	914.6
Accumulated depreciation	(481.7)	(436.2)
Net property, plant and equipment	474.2	478.4
Goodwill	1,812.2	1,920.5
Intangibles, net	437.4	457.7
Other assets	376.9	647.0
TOTAL ASSETS	$5,329.0	$7,609.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$535.0	$497.0
Accrued expenses	683.2	688.9
Income taxes payable	158.9	79.9
Short-term debt	64.9	63.5
Current maturities of long-term debt	2.6	48.3
Liabilities of discontinued operations	26.1	457.6
Total current liabilities	1,470.7	1,835.2

Long-term debt	720.9	2,414.3
Deferred and other income taxes	345.1	600.6
Other long-term liabilities	679.2	627.8
Total long-term liabilities	1,745.2	3,642.7

Minority interest	1.9	3.9
Shareholders’ equity:
Common stock	920.8	899.9
Paid-in capital	1,084.8	988.6
Retained earnings	1,642.0	622.6
Unearned compensation	(55.3)	(33.2)
Accumulated other comprehensive income (loss)	(173.8)	327.5
Common stock in treasury	(1,307.3)	(677.6)
Total shareholders’ equity	2,111.2	2,127.8
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,329.0	$7,609.6

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Year ended
	December 31,
	2005	2004
Cash flows from (used in) operating activities:
Net income (loss)	$1,090.0	$(17.1)
Income from discontinued operations, net of tax	1,109.6	99.4
Loss from continuing operations	(19.6)	(116.5)
Adjustments to reconcile loss from continuing operations to net cash from operating activities
Special charges, net	9.2	44.1
Impairment of goodwill and other intangible assets	78.2	246.8
Loss on early extinguishment of debt	113.6	2.6
Deferred and other income taxes	39.9	(105.7)
Depreciation	70.4	74.2
Amortization of intangibles and other assets	17.5	18.0
Accretion of LYONs	18.0	17.8
Pension and other employee benefits	42.7	39.8
Stock-based compensation	28.3	9.1
Dividends from joint ventures in excess of equity earnings	4.3	6.1
Other, net	17.9	5.6
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(62.6)	(96.3)
Inventories	7.3	(20.9)
Accounts payable, accrued expenses and other	(3.5)	(92.0)
Taxes paid on repatriated foreign earnings	(37.8)	—
Payments to terminate interest rate swap agreements	(13.3)	—
Cash spending on restructuring actions	(15.9)	(27.2)
Net cash from continuing operations	294.6	5.5
Net cash from (used in) discontinued operations	(426.2)	167.7
Net cash from (used in) operating activities	(131.6)	173.2

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	2,751.2	54.1
Proceeds from other asset sales	41.4	14.2
Business acquisitions and investments, net of cash acquired	(50.4)	(121.7)
Capital expenditures	(68.6)	(38.8)
Net cash from (used in) continuing operations	2,673.6	(92.2)
Net cash used in discontinued operations	(4.8)	(52.1)
Net cash from (used in) investing activities	2,668.8	(144.3)

Cash flows from (used in) financing activities:
Repayments of debt borrowings	(1,073.4)	(56.2)
Repurchase of senior notes	(744.5)	(80.0)
Net repayments under other financing arrangements	(18.8)	(7.5)
Purchases of common stock	(624.7)	(42.3)
Proceeds from the exercise of employee stock options	38.3	41.9
Dividends paid	(73.3)	(56.8)
Other, net	(5.1)	—
Net cash used in continuing operations	(2,501.5)	(200.9)
Net cash from (used in) discontinued operations	(18.0)	30.9
Net cash used in financing activities	(2,519.5)	(170.0)
Increase (decrease) in cash and equivalents due to changes in foreign currency exchange rates	(23.9)	7.1
Net change in cash and equivalents	(6.2)	(134.0)
Consolidated cash and equivalents, beginning of period	586.4	720.4
Consolidated cash and equivalents, end of period	$580.2	$586.4

Cash and equivalents of continuing operations	$576.3	$579.3
Cash and equivalents of discontinued operations	$3.9	$7.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited)

(in millions)

	Three months ended			Year ended
	December 31,			December 31,
	2005	2004	%	2005	2004	%
Flow Technology (1)

Revenues	$241.0	$215.3	11.9%	$878.1	$810.9	8.3%
Gross profit	77.2	66.7		276.8	265.3
Selling, general and administrative expense	43.4	39.8		172.6	160.3
Intangible amortization expense	0.6	1.2		3.0	2.9
Segment income	$33.2	$25.7	29.2%	$101.2	$102.1	-0.9%
as a percent of revenues	13.8%	11.9%		11.5%	12.6%

Test and Measurement (1)

Revenues	$281.3	$313.1	-10.2%	$1,059.6	$1,092.6	-3.0%
Gross profit	91.3	93.3		332.0	329.0
Selling, general and administrative expense	47.5	50.5		198.4	197.8
Intangible amortization expense	1.1	1.1		3.7	3.3
Segment income	$42.7	$41.7	2.4%	$129.9	$127.9	1.6%
as a percent of revenues	15.2%	13.3%		12.3%	11.7%

Thermal Equipment and Services (1)

Revenues	$355.8	$302.1	17.8%	$1,204.3	$1,065.3	13.0%
Gross profit	92.4	91.9		294.5	284.2
Selling, general and administrative expense	45.3	42.6		169.4	150.7
Intangible amortization expense	1.7	2.2		6.8	6.8
Segment income	$45.4	$47.1	-3.6%	$118.3	$126.7	-6.6%
as a percent of revenues	12.8%	15.6%		9.8%	11.9%

Industrial Products and Services (1)

Revenues	$315.2	$286.7	9.9%	$1,150.2	$1,127.1	2.0%
Gross profit	68.0	49.8		238.8	210.9
Selling, general and administrative expense	35.7	36.0		142.1	152.8
Intangible amortization expense	0.5	1.1		2.2	3.2
Segment income	$31.8	$12.7	150.4%	$94.5	$54.9	72.1%
as a percent of revenues	10.1%	4.4%		8.2%	4.9%

Total segment income	153.1	127.2		443.9	411.6
Corporate expenses	(21.8)	(49.7)		(87.6)	(100.9)
Pension and postretirement expense	(7.4)	(8.6)		(30.4)	(23.0)
Stock-based compensation expense	(7.3)	8.0		(28.3)	(9.1)
Impairment of goodwill and other intangible assets	(78.2)	(175.3)		(78.2)	(246.8)
Special charges, net	(4.4)	(26.1)		(9.2)	(44.1)
Consolidated Operating Income (Loss) (1)	$34.0	$(124.5)		$210.2	$(12.3)

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited)

($ in millions)

Year ended
12/31/2005

Beginning cash (1)	$586.4

Operational cash flow	294.6
Acquisitions	(50.4)
Capital expenditures	(68.6)
Proceeds from sales of discontinued operations	2,751.2
Proceeds from asset sales	41.4
Net repayments	(1,763.8)
Fees / premiums on debt repayments	(72.9)
Purchases of common stock	(624.7)
Proceeds from the exercise of employee stock options	38.3
Dividends paid	(73.3)
Other, net	(5.1)
Cash used in discontinued operations	(449.0)
Decrease in cash due to change in foreign currency exchange rates	(23.9)

Ending cash (1)	$580.2

	Ending	Accretion		Ending
	Debt	and Debt		Debt
	12/31/2004	Assumption	Repayments	12/31/2005

Revolver	$—			$—
Tranche A	191.3	—	(191.3)	—
Tranche B	882.1	—	(882.1)	—
LYONs, net of unamortized discount (2)	658.5	18.0	(17.9)	658.6
7.5% Senior Notes	472.5	—	(444.3)	28.2
6.25% Senior Notes	248.6	—	(227.3)	21.3
Other	73.1	9.9	(2.7)	80.3

Totals	$2,526.1	$27.9	$(1,765.6)	$788.4

(1) Includes cash of discontinued operations of $3.9 and $7.1 as of December 31, 2005 and December 31, 2004, respectively.

(2) LYONs repayments include $1.8 of accreted interest that is a component of operational cash flow.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Quarter ended December 31, 2005
	Net Revenue	Acquisitions/	Foreign	Organic Revenue
	Growth (Decline)	Divestitures	Currency	Growth (Decline)	Other

Flow Technology	11.9%	0.0%	(3.5)%	15.4%	0.0%

Test and Measurement	(10.2)%	1.8%	(2.4)%	(3.2)%	(6.4)%

Thermal Equipment and Services	17.8%	0.0%	(2.6)%	20.4%	0.0%

Industrial Products and Services	9.9%	0.0%	(0.4)%	10.3%	0.0%

Consolidated	6.8%	0.5%	(2.1)%	10.2%	(1.8)%

	Year ended December 31, 2005
	Net Revenue	Acquisitions/	Foreign	Organic Revenue
	Growth (Decline)	Divestitures	Currency	Growth (Decline)	Other

Flow Technology	8.3%	0.7%	0.0%	7.6%	0.0%

Test and Measurement	(3.0)%	3.1%	(0.2)%	(4.0)%	(1.9)%

Thermal Equipment and Services	13.1%	0.0%	0.0%	13.1%	0.0%

Industrial Products and Services	2.0%	0.4%	0.1%	1.5%	0.0%

Consolidated	4.8%	1.0%	0.0%	4.3%	(0.5)%

SPX CORPORATION AND SUBSIDIARIES

PRO FORMA MODEL EPS RECONCILIATION

(Unaudited)

		Quarter ended,	Year ended,
		Dec 31, 2005	Dec 31, 2005

	Diluted GAAP EPS from continuing operations	$0.73	$15.33

Deductions:	Income from discontinued operations	(0.99)	(15.61)

Add-Backs:	SFAS 142 asset impairment	1.06	0.96
	Normalized tax rate (40%)	0.24	0.96
	Loss on early extinguishment of debt	0.03	0.41
	Projected share count (64m)	0.01	0.26
	Normalized interest expense ($9m - Q4; $37m - FY)	(0.03)	0.12
	Other (1)	0.03	0.19

	Pro forma model earnings per share	$1.08	$2.62

(1) Other includes the following items for the three months and year ended December 31, 2005:

		Quarter ended,	Year ended,
		Dec 31, 2005	Dec 31, 2005

Add-Backs:	Foreign exchange losses on cash repatriation	$—	$0.10
	Legal settlement at EGS joint venture	—	0.06
	Income from businesses discontinued in the 2nd half of 2005	0.03	0.09

Deductions:	Gain on sale of Milipitas property	—	(0.07)

	Total Other	$0.03	$0.19

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited)

($ in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Net cash from continuing operations	$234.1	$69.4	$294.6	$5.5

Capital expenditures - continuing operations	(24.3)	(8.3)	(68.6)	(38.8)

Free cash flow from continuing operations	$209.8	$61.1	$226.0	$(33.3)